EXHIBIT 2.2(d)

AMENDMENT NO. 2

to

RESTATED PURCHASE AGREEMENT

This AMENDMENT NO. 2 (this “Amendment”), dated as of February 24, 2006, to the RESTATED PURCHASE AGREEMENT, dated as of February 14, 2006, by and between TransEnergie HQ, Inc. (“TEHQ”), TransEnergie U.S. Ltd. (“TEUS”), United Capital Investments, Inc. (“UCI,” and, together with TEHQ and TEUS, the “Sellers”), Cross-Sound Cable Company, LLC (the “Company”), BBI CSC LLC (“Purchaser”), Babcock & Brown Infrastructure Limited and Babcock & Brown Investor Services Limited (collectively, the "Purchaser Guarantor”), Hydro-Quebec (“HQ”) and United Resources, Inc. (“UCI Guarantor”), as amended. Each of the Sellers, the Company, Purchaser, Purchaser Guarantor, HQ and UCI Guarantor are sometimes referred to individually herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H :

WHEREAS, the Parties entered into the Restated Purchase Agreement, dated as of February 14, 2006, as amended by the First Amendment to Amended and Restated Purchase Agreement, dated February 22, 2006 (the “Agreement”); and

WHEREAS, the Parties desire for the Agreement to be amended as stated herein;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

AGREEMENT

1. Undefined Terms. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Agreement.

2. Amendments. The Agreement is hereby amended as follows:

(a) Section 1.2 of the Agreement is hereby amended in its entirety to read as follows:

The aggregate consideration to be paid by Purchaser in respect of the purchase of the Company Membership Interests shall be an amount in cash equal to $213,000,000, less the amount to be transferred by Purchaser in respect of the Loan Agreement pursuant to Section 1.3 below and subject to adjustment as determined pursuant to Section 1.7 below (the “Purchase Price”).

(b) The Agreement is hereby amended to add a new Section 1.7, which shall read as follows:

1.7 Working Capital.

(a) The Sellers hereby agree that the Company shall have, as of the Closing, Working Capital in an amount equal to $3,200,000. As promptly as practicable, and in any event not later than sixty (60) days after the Closing Date, Purchaser shall prepare and deliver to the Sellers a written statement (the "Purchaser Working Capital Statement"), setting forth either (i) Purchaser's confirmation that the amount of Working Capital as of the Closing was $3,200,000 or (ii) Purchaser's calculation of the Working Capital as of the Closing Date and (x) if the amount of Working Capital pursuant to such calculation is less than $3,200,000, the amount owed by the Sellers (representing the amount by which Purchaser's calculation of the Working Capital is less than $3,200,000), or (y) if the amount of Working Capital pursuant to such calculation exceeds $3,200,000, the amount owed by Purchaser (representing the amount by which Purchaser's calculation of the Working Capital exceeds $3,200,000), as the case may be.

(b) The Sellers may, in good faith, dispute the Purchaser Working Capital Statement by delivery of written notice thereof (a "Dispute Notice") to Purchaser within fifteen (15) days following receipt by the Sellers of the Purchaser Working Capital Statement. The Dispute Notice shall set forth in reasonable detail all items disputed by the Sellers, together with the Sellers' proposed changes thereto. If (i) by written notice to Purchaser, the Sellers accept the Purchaser Working Capital Statement or (ii) the Sellers fail to deliver a Dispute Notice within the prescribed fifteen (15)-day period (which failure shall result in the Sellers being deemed to have accepted the Purchaser Working Capital Statement delivered by Purchaser), the Purchaser Working Capital Statement delivered by Purchaser shall become final and binding on the Sellers and Purchaser as of the date on which the earlier of the foregoing events occurs. In the event of a dispute, the undisputed portion, if any, of the Working Capital shall be paid in accordance with Section 1.7(e) within five (5) Business Days following the date on which the amount of such undisputed portion was determined in accordance with this Section 1.7(b).

(c) Purchaser and the Company agree to give the Sellers and their respective representatives (including accountants) reasonable access during normal business hours to such employees, officers, and facilities and such books and records of the Company and the Company Subsidiary, as is reasonably necessary to allow the Sellers and their respective representatives to review the Purchaser Working Capital Statement, at the expense of the Sellers.

(d) If the Sellers have timely delivered a Dispute Notice, then Purchaser and the Sellers shall attempt to reach agreement on the matters identified in the Dispute Notice. If, by the thirtieth (30th) day following Purchaser’s receipt of the Dispute Notice, Purchaser and the Sellers have not agreed in writing to the resolution of the matters identified in the Dispute Notice, then such matters shall be submitted to an internationally recognized firm of accountants mutually agreed upon by Purchaser and the Sellers (the "Independent Accountants") for resolution. Purchaser and the Sellers shall instruct the Independent Accountants to prepare and deliver a statement confirming or revising the calculation of the Working Capital set forth in the Purchaser Working Capital Statement taking into account all items not in dispute between Purchaser and Sellers and those items requested by either Purchaser and the Sellers to be resolved by the Independent Accountants (the "Final Working Capital Amount") within 30 days of being engaged by Purchaser and the Sellers. Purchaser and the Company shall furnish or cause to be furnished to the Independent Accountants access to such employees, officers, and facilities and such books and records relating to the disputed items as the Independent Accountants may reasonably request. The fees and expenses of the Independent Accountants shall be borne equally by the Purchaser, on the one hand, and the Sellers, on the other hand. The revised Purchaser Working Capital Statement (including the calculation of the Final Working Capital Amount) delivered by the Independent Accountants shall be final and binding upon Purchaser and the Sellers. If Purchaser and the Sellers are not able to agree upon a firm to serve as the Independent Accountants within ten (10) days after the end of the aforementioned thirty (30)-day period, then Purchaser and the Sellers shall retain JAMS-Endispute of New York, New York to select the Independent Accountants.

(e) If the Final Working Capital amount is more than the $3,200,000, then Purchaser shall (i) pay to TEHQ an amount equal to one percent (1%) of the excess thereof, (ii) pay to TEUS an amount equal to seventy-four percent (74%) of the excess thereof and (iii) pay to UCI an amount equal to twenty-five percent (25%) of the excess thereof, plus in each case, interest on such amount from (and including) the Closing Date to (but excluding) the date of payment at the per annum rate of interest published as the "Prime Rate" in The Wall Street Journal determined as of the date the obligation to pay interest arises (the "Specified Rate"). If the Final Working Capital Amount is less than $3,200,000, then (i) TEHQ shall pay to Purchaser an amount equal to one percent (1%) of such shortfall, (ii) TEUS shall pay to Purchaser an amount equal to seventy-four percent (74%) of such shortfall and (iii) UCI shall pay to Purchaser an amount equal to twenty-five percent (25%) of such shortfall, plus in each case interest on such amount from (and including) the Closing Date to (but excluding) the date of payment at the Specified Rate. Each payment (if any) required by this Section 1.7(e) shall be made within five (5) Business Days following the date the Final

Working Capital Amount is deemed to be finally determined pursuant to Section 1.7(d) or the Purchaser Working Capital Statement becomes final and binding pursuant to Section 1.7(b), except to the extent any payment in respect of undisputed amounts has been paid pursuant to Section 1.7(b). All payments required to be made pursuant to this Section 1.7 shall be made by wire transfer of immediately available funds to the bank account or accounts designated by the Party receiving such payment.

(c) Section 3.3(d) of the Agreement is hereby amended in its entirety to read as follows:

"(d) As of the Closing Date, the Company shall have $1,000,000.00 in available funds in its bank account reflected in general ledger account 1032000 (#2 MM 1M-Restricted LOC-Saving)."

(d) Sections 5.16, 6.2(j) and 6.3(f) of the Agreement are hereby deleted in their entirety and each such section shall be replaced with "[RESERVED]". In addition, Exhibit C to the Agreement is hereby deleted and the reference to "O&M Agreement" in the table of Exhibits following the table of contents shall be deleted and replaced with "[RESERVED]".

(e) Exhibit A to the Agreement is hereby amended in its entirety to read as set forth on the revised Exhibit A attached hereto.

(f) Exhibit F to the Agreement is hereby amended in its entirety to read as set forth on the revised Exhibit F attached hereto.

3. Miscellaneous.

(a) Governing Law. THIS AMENDMENT SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

(b) Consent to Jurisdiction. All proceedings by or against any Party or with respect to or arising out of this Amendment shall be subject to the provisions of Section 11.11 of the Agreement.

(c) Counterparts. This Amendment may be executed and delivered (including via facsimile) in any number of counterparts, each of which shall be an original but all of which together will constitute one instrument, binding upon all Parties hereto.

(d) No Other Amendment. Except as amended by the terms and provisions of Amendment No. 1 to the Agreement, dated as of February 22, 2006, and this

Amendment, there are no other amendments to the Agreement or any waivers by any of the Parties of any of the Parties’ rights under the Agreement, and the Agreement shall continue in full force and effect as amended by this Amendment. From and after the date hereof, references to the Agreement shall be deemed to refer to the Agreement, as amended by this Amendment.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be signed by their respective duly authorized officers as of the date first above written.

TRANSENERGIE HQ, INC.

By: /s/ Daniel Garant
Name: Daniel Garant
Title: President

TRANSENERGIE U.S. LTD.

By: /s/ Benoit Goyette
Name: Benoit Goyette
Title: Chairman of the Board

UNITED CAPITAL INVESTMENTS, INC.

By: /s/ Louis J. Paglia
Name: Louis J. Paglia
Title: President

CROSS-SOUND CABLE COMPANY LLC

By: /s/ Benoit Goyette
Name: Benoit Goyette
Title: Chairman

UNITED RESOURCES, INC.

By: /s/ Louis J. Paglia
Name: Louis J. Paglia
Title: CFO

HYDRO-QUEBEC

By: /s/ Daniel Garant
Name: Daniel Garant
Title: Exec. V.P. Finance and
Chief Financial Officer

BBI CSC LLC

By: /s/ William M. Cordiano
Name: William M. Cordiano
Title: President

BABCOCK & BROWN INFRASTRUCTURE
LIMITED

By: /s/ Steven R. Boulton
Name: Steven Ronald Boulton
Title: Chief Executive

BABCOCK & BROWN INVESTOR SERVICES LIMITED

By: /s/ Peter Hofbauer
Name: Peter Hofbauer
Title: Director